Exhibit 99.1

Atlantic Coast Financial Corporation Closes $48.3 Million Public Offering of Common Stock, Including Exercise of Underwriters’ Over-Allotment Option

JACKSONVILLE, Fla.--(BUSINESS WIRE)--December 3, 2013--Atlantic Coast Financial Corporation (the "Company") (NASDAQ: ACFC), the holding company for Atlantic Coast Bank (the "Bank"), today announced the closing of its previously announced underwritten offering of its common stock. The Company raised $48.3 million in gross proceeds by issuing 12,880,000 shares of its common stock, which included the issuance of an additional 1,680,000 shares as a result of the exercise of the underwriters’ over-allotment option, at a price to the public of $3.75 per share. FBR Capital Markets & Co. acted as the sole book-running manager for the offering.

Net proceeds from the sale of the shares after underwriting discounts and estimated offering expenses are expected to be approximately $45.2 million. The Company intends to use the net proceeds of the offering for general corporate purposes, including contributing substantially all of the net proceeds of the offering to the Bank to maintain capital ratios at required levels and to support growth in the Bank's loan and investment portfolios.

A registration statement was filed previously by the Company relating to the public offering of the shares of common stock with the Securities and Exchange Commission ("SEC") and is effective. The registration statement and other Company filings with the SEC are available on the SEC's website located at www.sec.gov. The offering may be made only by means of a prospectus. Copies of the prospectus may be obtained from FBR Capital Markets & Co., Prospectus Department, 1001 19th Street North, Arlington, VA 22209, (703) 312-9726 or prospectuses@fbr.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About the Company

Atlantic Coast Financial Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings bank. It is a community-oriented financial institution serving northeastern Florida and southeastern Georgia markets.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in demand for financial services, the state of the banking industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. The Company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

CONTACT:
Corporate Communications, Inc.
Patrick Watson, 615-324-7309
pat.watson@cci-ir.com